FOR IMMEDIATE RELEASE

Media Contact: Bob Hetherington
901.682.1360
bhether@earthlink.net
Financial Contact: Randall H. Brown
901.259.2500
rbrown@edrtrust.com

Education Realty Trust to Acquire 13-Property Portfolio for $195 Million
Deal with Place Properties for Student Housing in Six States is EDR’s Largest Since IPO

Memphis, Tennessee, September 14, 2005 – Education Realty Trust, Inc. (NYSE: EDR) today announced an agreement with Place Properties, L.P. of Atlanta, Georgia, to acquire 13 student housing communities with 5,894 beds in a sale-leaseback transaction valued at $195 million in cash, partnership units and assumed debt.

The pending transaction is the largest student housing portfolio purchase from a single party since EDR’s acquisition of 14 properties from affiliates of JPI Investment Company, L.P. in January 2005. EDR is America’s most experienced collegiate student housing provider. Once completed, the purchase will further secure Memphis-based EDR’s position as a leader in its market niche with 25,395 owned beds, 8,777 beds managed for third-parties and 4,851 beds under development.

“This agreement marks a major advancement for our young company,” said Paul O. Bower, EDR’s chairman, chief executive officer and president. “We became a public company only seven months ago and simultaneously acquired 14 properties. We brought them in successfully, drove leasing and occupancy up, improved their operations and enhanced the portfolio’s value. Now, we are doing it again. This is a real testimonial to our approach and to the strengths of our team.”

Cecil M. Phillips, Place Properties chairman and chief executive officer, also characterized the agreement as significant. “When we contemplated a sale of our owned portfolio, our buyer of choice was EDR. EDR’s people are the industry’s most experienced, and possess tremendous depth, insight and management savvy. We are delighted to continue to manage the portfolio on behalf of EDR.”

The portfolio includes:

•	Troy Place, a 408-bed community serving Troy State University in Troy, Ala.

•	Jacksonville Place, a 504-bed community serving Jacksonville State University in Jacksonville, Ala.

•	Statesboro Place, a 528-bed community serving Georgia Southern University in Statesboro, Ga.

•	Macon Place, a 336-bed community serving Macon State University in Macon, Ga.

•	Clayton Place I and II, with 854 beds serving Clayton College and State University in Morrow, Ga.

•	Carrollton Place, a 336-bed community serving the State University of West Georgia in Carrollton, Ga.

•	River Place, a 504-bed community serving the State University of West Georgia in Carrollton, Ga.

•	Murray Place, a 408-bed community serving Murray State University in Murray, Ky.

•	Western Place, a 504-bed community serving Western Kentucky University in Bowling Green, Ky.

•	Cape Place, a 360-bed community serving SE Missouri State University in Cape Girardeau, Mo.

•	Clemson Place, a 288-bed community serving Clemson University in Clemson, S.C.

•	Berkeley Place, a 480-bed community serving Clemson University in Clemson, S.C.

•	Martin Place, a 384-bed community serving the University of Tennessee at Martin in Martin, Tenn.

The transaction is subject to the satisfaction of certain conditions set forth in the agreement and is expected to close in the fourth quarter of 2005. Blue Vista Capital, LLC, the Chicago-based investment and merchant banking firm, advised Place Properties on the transaction. UBS Investment Bank is acting as exclusive financial advisor to EDR in connection with the acquisition.

Under the terms of the transaction, EDR plans to acquire the properties for a combination of cash, limited partnership units and assumed debt of approximately $98.7 million. Place Properties plans to lease back and operate the properties under a lease agreement with EDR.

“The sale-leaseback transaction is a very efficient structure in this case,” said Bower. “It keeps people with specialized local market knowledge on their jobs and focused on operations and gives us the opportunity to help enhance those operations as well as the ownership of the real estate.”

About Education Realty Trust
Education Realty Trust is one of America’s largest owners and operators of collegiate student housing, owning and/or managing approximately 28,500 beds at 42 properties near campuses across America and developing another 4,851 beds, in each case, prior to the Place Properties acquisition. EDR is one of the largest real estate investment trusts (REITs) focused solely on collegiate student housing, and is the nation’s most experienced provider of collegiate student housing, as the successor to the first national company to own, build, and operate collegiate student residences. For more information about EDR, please visit the company’s Web site at www.educationrealty.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Education Realty Trust’s business that are not historical facts are “forward-looking statements.” Forward-looking statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause EDR’s future results, performance, or achievements to differ significantly from the results, performance, or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include the risk that the above-described transaction with Place Properties may not close on a timely basis, or at all, if certain conditions set forth in the purchase agreement are not satisfied. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the “Business-Risk Factors” section of EDR’s annual report on Form 10-K for the year ended December 31, 2004. Forward-looking statements speak only as of the date on which they are made, and EDR undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise.

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